Exhibit 10.1

GEOEYE, INC.

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

As Amended on March 8, 2012

Effective January 1, 2007, the Company adopted this GeoEye, Inc. Key Employee Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries.

SECTION 1.       DEFINITIONS. As hereinafter used:

1.1.           “Board” means the Board of Directors of the Company.

1.2.           “Business” means a business or business unit over 50% of whose gross annual revenues arise from the collection, processing or sale of remote sensing imagery products or services (including data extraction, imagery analysis and production of imagery related products) in direct competition with the Company.

1.3.           “Cause” means (i) the commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) the willful breach or gross negligence of the Employer’s policies; (iv) intentional damage to the Employer’s property; (v) the Eligible Employee’s failure or refusal in a material respect to follow the reasonable policies or directions of the Employer as specified by the Board after being provided with notice of such failure and an opportunity to cure within seven days of receipt of such notice; (vi) any other act or omission which subjects the Employer to substantial public disrespect, scandal or ridicule or (vii) the Eligible Employee’s failure to carry out the duties of his or her position after being provided with notice of such failure and a reasonable opportunity to cure. Disability shall not constitute Cause.  Notwithstanding the foregoing, if the Eligible Employee is a party to an employment agreement with the Employer that contains a definition of “Cause,” then “Cause” shall have the definition used in such employment agreement.

1.4.           “Change in Control” shall have the meaning set forth in Exhibit A.

1.5.           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.6.           “Company” means GeoEye, Inc. or any successors thereto.

1.7.           “Credited Compensation” of a Severed Employee means the aggregate of the Severed Employee’s (a) annual base salary, as determined immediately prior to the Severance Date (without regard to any reductions therein which constitute Good Reason), and (b) most recently established target (determined at one hundred percent of target) for annual cash incentive compensation for such employee prior to such employee’s Severance Date.

1.8.           “Disability” shall mean a disability that prevents an Eligible Employee from substantially performing his or her duties as an employee to the Employer for a period of at least 45 consecutive days or 90 non-consecutive days within any 365-day period.

1.9.           “Effective Date” means January 1, 2007.

1.10.         “Eligible Employee” means any employee that is a Tier 1 Employee or a Tier 2 Employee.

1.11.         “Employer” means the Company or any of its subsidiaries.

1.12.         “Good Reason” means the occurrence, on or after the date of a Change in Control, and without the Eligible Employee’s written consent, of (i) any material diminution in the nature of the Eligible Employee’s duties or responsibilities from those in effect immediately prior to the date of the Change in Control; (ii) a material reduction by the Employer in the Eligible Employee’s annual base salary or any material and adverse change in the Eligible Employee’s aggregate annual and long term incentive compensation opportunity from that in effect immediately prior to the Change in Control which change is not pursuant to a program applicable to all comparably situated executives of the Employer; (iii) the relocation of the Eligible Employee’s principal place of employment to a location more than 50 miles from the Eligible Employee’s principal place of employment immediately prior to the date of the Change in Control; or (iv) the failure of a successor to the Company to assume this Plan.

1.13.         “Person” means any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

1.14.         “Plan” means the GeoEye, Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.15.         “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board.

1.16.         “Separation from Service” means an Eligible Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation § 1.409A-1(h) and any successor provision thereto

1.17.         “Severance” means the termination of an Eligible Employee’s employment with the Employer on or within two years following the date of a Change in Control, (i) by the Employer other than for Cause, or (ii) by the Eligible Employee for Good Reason.  An Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his duties with the Employer and entitling him or her to benefits under any long-term sick pay or disability income policy or program of the Employer. Notwithstanding anything herein to the contrary, Good Reason shall not be deemed to have occurred unless the Company shall have been given (1) written notice of the Eligible Employee’s assertion that an event constituting Good Reason has occurred, which notice shall be given within 90 days following an event constituting Good Reason and not less than 30 days  or more than 90 days prior to the Severance Date to which such notice relates, and (2) a reasonable opportunity to cure such occurrence during the 30-day period following such written notice.

1.18.         “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.19.         “Severance Pay” means the payment determined pursuant to Section 2.1 hereof.

1.20.         “Severed Employee” means an Eligible Employee who has incurred a Severance.

1.21.         “Tier 1 Employee” means any employee of the Employer who is designated by the Board as a “Tier 1 Employee” on Exhibit B.

1.22.         “Tier 2 Employee” means any employee of the Employer who is designated by the Board as a “Tier 2 Employee” on Exhibit B.

SECTION 2.       BENEFITS.

2.1.           Subject to Section 2.8, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of:

 (a)           the Severed Employee’s Credited Compensation, multiplied by (i) 2, in the case of a Tier 1 Employee or (ii) 1 in the case of a Tier 2 Employee;

 (b)           a pro rata portion to the Severance Date of the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual cash incentive compensation, calculated by multiplying the target amount, by the fraction obtained by dividing the number of full months and any fractional portion of a month during the Company’s fiscal year in which the Severed Employee was employed by the Employer through the Severance Date by 12;

 (c)           a lump sum payment equal to the cost of outplacement services and financial counseling for one year following the Severance Date for the Severed Employee, as reasonably determined by the Plan Administrator; and

 (d)           a lump sum payment equal to (i) 24 times, in the case of a Tier 1 Employee, or (ii) 12 times, in the case of a Tier 2 Employee, the total monthly premium payment required to be paid by the Employer to the applicable insurance carrier on behalf of the Severed Employee for life insurance benefits for the month prior to the month of the Severance Date.  Following the Severance Date, the Severed Employee may use such lump sum payment to continue conversion life insurance coverage.

2.2.           Severance Pay (as well as any amount payable pursuant to Section 2.5 hereof) shall be paid to an eligible Severed Employee in a cash lump sum, on, or as soon as practicable (as determined by the Company, but in all events within 5 business days) following, the 30th day after the Severance Date (or with respect to a Severed Employee who is not a United States employee, the date, if later than the 30th day after the Severance Date, on which the release described in Section 2.8 becomes irrevocable). To the maximum extent permitted by applicable law, Severance Pay (and other payments under this Plan) shall be paid in reliance upon Treas. Reg. § 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. § 1.409A-1(b)(4) (Short-Term Deferrals).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if the Severed Employee receiving such payments is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the payments or benefits to which such Severed Employee is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Severed Employee’s payments and benefits shall not be provided to such Severed Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of such Severed Employee’s Separation from Service or (ii) the date of such Severed Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 2.2 shall be paid in a lump sum to the Severed Employee.  Thereafter, payments will resume in accordance with the terms of the Plan.  The determination of whether a Severed Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. § 1.409A-1(i) and any successor provision thereto).

2.3.           Subject to Section 2.8, for a period of (a) 18 months following the date of the Severed Employee’s Separation from Service, in the case of a Tier 1 Employee or (b) 12 months following the date of the Severed Employee’s Separation from Service, in the case of a Tier 2 Employee, the Company shall reimburse the Severed Employee and his or her eligible dependents for, or provide direct payment to the insurance carrier for, the premium costs necessary to continue their participation in the Company’s medical and dental plans that the Severed Employee and his or her eligible dependents participated in prior to the Severance Date, as such plans may be changed by the Company from time to time.

2.4.           Each Severed Employee shall, on the Severance Date, immediately become fully vested in all outstanding equity awards.  Any options, stock appreciation rights or similar equity awards outstanding and held by the Eligible Employee on the Severance Date shall be immediately exercisable and shall remain exercisable in accordance with the terms of the applicable award documents and plans.  Restrictions existing on any restricted stock or restricted stock units granted to the Severed Employee shall immediately lapse on the Severance Date, and any such stock held in escrow shall be released as provided in the applicable award documents.

2.5.           Each Severed Employee shall be entitled to receive (a) the employee’s full salary through the Severance Date, and (b) to the extent not previously reimbursed and to the extent previously submitted for reimbursement, all reasonable travel and other business expenses incurred by the Eligible Employee in the performance of his or her duties to the Company, payable in accordance with the Company’s expense reimbursement policy.

2.6.           Subject to Section 5.10(b), the Company will pay to each Eligible Employee all reasonable legal fees and expenses incurred by such Eligible Employee in pursuing any claim under the Plan, unless the applicable finder of fact determines that the Eligible Employee’s claim was frivolous or not maintained in good faith.

2.7.           The Company shall be entitled to withhold and/or to cause to be withheld from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.

2.8.           (a)           No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she executes a written release substantially in the form attached as Exhibit C hereto (or, if the Severed Employee was not a United States employee, a similar release which is in accordance with the applicable laws in the relevant jurisdiction) on or after the Severance Date and no later than the 21st day after the Severance Date (or with respect to a Severed Employee who is not a United States employee, such later date as required by the applicable laws of the relevant jurisdiction) and, to the extent such release is revocable by its terms or in accordance with applicable law, only if the Severed Employee does not revoke it.

 (b)           In consideration for the payments provided herein and to avoid the actual or threatened misappropriation of the Employer’s trade secrets and confidential information, during the Eligible Employee’s employment with the Employer and for a period of (i) 24 months following the Severance Date, in the case of a Tier 1 Employee or (ii) 12 months following the Severance Date, in the case of a Tier 2 Employee, the Severed Employee shall not, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Employer anywhere in the world; provided, however, that the Eligible Employee shall be permitted to acquire and/or hold a passive stock interest in such a business provided the stock acquired and/or held is publicly traded and is not more than two percent (2%) of the outstanding voting securities of such business; provided, further, that the Eligible Employee shall be permitted to continue to hold a pre-existing interest in such a business to the extent such interest was held by the Eligible Employee prior to the Effective Date.

 (c)           During the Eligible Employee’s employment with the Employer and for a period of (i) 24 months following the Severance Date, in the case of a Tier 1 Employee or (ii) 12 months following the Severance Date, in the case of a Tier 2 Employee, the Eligible Employee shall not directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Employer (i) to terminate its employment or arrangement with the Employer, or (ii) to otherwise change its relationship with the Employer.

 (d)           In the event the terms of this Section 2.8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

SECTION 3.       PLAN ADMINISTRATION.

3.1.           The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2.           In the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 14 days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. Except as provided in the preceding portion of this Section 3.2, all disputes under this Plan shall be settled exclusively by binding arbitration in Washington, D.C., in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

3.3.           The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4.           The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4.       DURATION; AMENDMENT; AND TERMINATION.

4.1.           This Plan shall be effective on the Effective Date. If a Change in Control has not occurred, this Plan shall continue in effect for two years from the Effective Date (the “Initial Term”) and shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless the Board takes action to terminate the Plan no later than ninety (90) days prior to the expiration of the then-applicable Term.  If the Board takes such action to terminate the Plan, then the Plan shall be terminated on the date determined by the Board.  If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Eligible Employees who become or may become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 2 have been made.

4.2.           If a Change in Control has not occurred, this Plan may be amended from time to time during its term by the Board or, to the extent authorized by the Board, its officers, provided that any such amendment which shall in any manner reduce or otherwise materially and adversely affect any benefit which is or may at any time in the future become payable hereunder shall be made effective not less than one year after the action of the Company authorizing such amendment, unless, and then only to the extent that such amendment is or becomes necessary in order to assure continued compliance by this Plan with any applicable state or federal law or regulation.

4.3.           If a Change in Control shall occur while this Plan is in effect, no then-pending amendment that would be disallowed by Section 4.2 or termination shall take effect, this Plan shall remain in full force and effect as at the Change in Control, and this Plan shall terminate automatically without further action on behalf of the Company immediately following the making of all payments to Eligible Employees under this Plan.

4.4.           Notwithstanding anything to the contrary in this Plan, in the event that following the date hereof the Plan Administrator reasonably determines that any compensation or benefits payable under this Plan may be subject to Section 409A of the Code, the Plan Administrator may  to adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Plan or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

SECTION 5.       GENERAL PROVISIONS.

5.1.           Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2.           If any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, to a Severed Employee, or if any Employer is obligated by law to provide advance notice of separation (“Notice Period”) to a Severed Employee, then any Severance Pay hereunder to such Severed Employee shall be reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received during any Notice Period.  Furthermore, if an Eligible Employee has willful and bad faith conduct demonstrably injurious to Company or its subsidiaries, monetarily or otherwise, after receiving Severance Pay, the Company may offset an amount equal to such Severance Pay against any other amounts due from other plans or programs, unless otherwise required by law.

5.3.           Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted. This Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and shall be interpreted in a manner consistent with such intention.

5.4.           If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5.           This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer.

5.6.           The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7.           The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8.           Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first-class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9.           This Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia.

5.10.          (a)           This Plan is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Plan become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.

  (b)           Notwithstanding anything to the contrary in this Plan, in-kind benefits and reimbursements provided under this Plan during any tax year of an Eligible Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of such Eligible Employee, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Plan, reimbursement requests must be timely submitted by the Eligible Employee and, if timely submitted, reimbursement payments shall be made to the Eligible Employee as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall an Eligible Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to an Eligible Employee.

GEOEYE, INC.

By:	/s/ William L. Warren	Date:	3/8/12
William L. Warren
Executive Vice President,
General Counsel and Corporate Secretary

 Exhibit A

Change in Control shall mean any of the following occurring on or after the effective date of the foregoing Plan:

(a) any Person or more than one Person acting as a group (other than an Exempt Person) shall, within the 12-month period ending on the date of the most recent acquisition, become the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change in control shall be deemed to occur for purposes of this subsection (a) if such Person or Persons shall become a Beneficial Owner of 50% or more of the shares of Common Stock or 35% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied;

(b) individuals who, as of the effective date of the foregoing Plan, constitute the Board (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the foregoing Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened Election Contest that is subject to the provisions of Rule 14a-11 of the General Rules and Regulations under the Exchange Act;

(c) the Company shall consummate a reorganization, merger, or consolidation, in each case, unless, following such reorganization, merger, or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, or consolidation; or

(d) (i) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A), (B), and (C) of this subsection (d) are satisfied, or (ii) the Company shall consummate the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) 50% or more of the then outstanding shares of Common Stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

Exhibit B

Tier I Employees

•	Matthew M. O’Connell

Tier II Employees*

•	Joseph F. Greeves
•	William Schuster
•	Brian O’Toole
•	William L. Warren
•	Christopher R. Tully
•	Anthony Frazier
•	Angela Galyean
•	Jeanine Montgomery
•	Randy Scherago

* Updated as of March 10, 2011

Exhibit C

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by GeoEye, Inc., a Delaware corporation (the “Company”) or any of its subsidiaries, pursuant to the GeoEye, Inc. Key Employee Change in Control Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or parent of the Company after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or parent of the Company, and their respective past and present officers, directors, shareholders, employees, attorneys and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or parent of the Company, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state, or local legislation or common law relating to employment or discrimination in employment or otherwise.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs, and arrangements of the Company or any subsidiary or parent of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary or parent of the Company, and my rights under any director’s and officers’ liability insurance policy covering me.

If I am forty (40) years of age or older as of the date of this Waiver and Release of Claims, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Waiver and Release of Claims; (b) I should consult with an attorney prior to executing this Waiver and Release of Claims; (c) I have twenty-one (21) days within which to consider this Waiver and Release of Claims (although I may choose to voluntarily execute this Waiver and Release of Claims earlier); (d) I have seven (7) days following the execution of this release to revoke the Waiver and Release of Claims; and (e) this Waiver and Release of Claims will not be effective until the eighth day after this Waiver and Release of Claims has been signed both by me and by the Company.  This Release will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provision).

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgement of my rights reserved under the second paragraph above.

By:

Name:

Date:

GEOEYE, INC.

By:

Title:

Name:

Date: